Putnam Dynamic Asset Allocation Balanced Fund
3/31/13 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 7,038
Class B	 339
Class C	 439
Class M	 129

72DD2 (000s omitted)

Class R	 79
Class R5 *
Class R6 *
Class Y	 1,730

* Amount represents less than 1,000

73A1

Class A	 0.096
Class B	 0.050
Class C	 0.053
Class M	 0.068

73A2

Class R	 0.081
Class R5 0.112
Class R6 0.118
Class Y	 0.110


74U1  (000s omitted)

Class A	 72,772
Class B	 6,702
Class C	 8,328
Class M	 2,041

74U2  (000s omitted)

Class R	 951
Class R5 1
Class R6 743
Class Y	 14,890

74V1

Class A	 12.69
Class B  12.65
Class C  12.44
Class M	 12.67

74V2

Class R  12.61
Class R5 12.71
Class R6 12.71
Class Y	 12.71


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.